Exhibit 99.1

Contact:
Scott Shipley
Investor Relations
Lennar Corporation
(305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Reports First Quarter Results

•	Revenues of $1.1 billion – down 62%

•	Loss per share of $0.56 (includes a $0.38 per share charge related to valuation adjustments and write-offs of option deposits and pre-acquisition costs)

•	Homebuilding operating loss of $109.8 million (includes $107.1 million of valuation adjustments and write-offs noted above)

•	Gross margin on home sales of 14.3% – up 50 basis points

•	Homebuilding cash of $1.1 billion as of February 29, 2008

•	No outstanding balance under the Company’s credit facility as of February 29, 2008

•	Homebuilding debt to total capital of 38.2% (net homebuilding debt to total capital of 24.5%)

•	Deliveries of 3,596 homes – down 60%

•	New orders of 3,045 homes – down 57%; cancellation rate of 26%

•	Backlog dollar value of $1.2 billion – down 67%

Miami, March 27, 2008 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its first quarter ended February 29, 2008. First quarter net loss in 2008 was $88.2 million, or $0.56 per diluted share, compared to first quarter net earnings of $68.6 million, or $0.43 per diluted share, in 2007.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “Market conditions have remained challenged and continued to deteriorate throughout our first quarter of 2008. The housing industry continues to be impacted by an unfavorable supply and demand relationship, which restricts the volume of new home sales and, concurrently, depresses home prices in most markets across the country.”

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“Home inventories have been expanding due to the high number of foreclosures, negotiated ‘short sales,’ and stretched homeowners looking to sell homes they can no longer afford. While sales are occurring and clearing prices are being reached, the pace of overall housing inventory growth is exceeding absorption at the current time.”

“Concurrently, lower consumer confidence has quieted demand among prospective homebuyers and deterred them from a buying decision, while contraction in the lending markets has reduced the availability of credit for those prospective homebuyers that do wish to buy a home.”

“On a more optimistic note, numerous initiatives, both private and public, have been designed and proposed to move towards stabilization and resolution. There is a growing consensus that the deterioration of the housing market has likely led us into recession, and the stabilization and recovery of the housing market will likely lead us out. Accordingly, we expect that some of these initiatives and the many that are being discussed will lead to a bottom and recovery.”

Mr. Miller continued, “Our first quarter results reflect the fact that our balance sheet has been and continues to be our top priority. With most of the significant work on asset impairment behind us, throughout our first quarter we have remained focused on the delivery of our backlog, curtailing land purchases where possible, restructuring our joint ventures where necessary, and right-sizing our operations in order to protect cash, preserve value and fortify our balance sheet.”

“To that end, we are very pleased that we ended our first quarter with over $1 billion in cash and no outstanding balance under our credit facility. In addition, we have reduced the number of our joint venture partnerships by approximately one-third to 180 and our maximum joint venture recourse debt by approximately one-half to $917 million, from their peak levels in 2006.”

Mr. Miller concluded, “As we look ahead to the remainder of 2008, we recognize that market conditions are likely to remain challenging in the near term. Accordingly, we will continue to work diligently on rebuilding margins and ultimately, profitability as well. With a longer-term perspective, we believe that government action and normal market clearing will work together to lead the housing market to stabilization and ultimately recovery.”

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RESULTS OF OPERATIONS

THREE MONTHS ENDED FEBRUARY 29, 2008 COMPARED TO

THREE MONTHS ENDED FEBRUARY 28, 2007

Homebuilding

Revenues from home sales decreased 64% in the first quarter of 2008 to $953.1 million from $2.6 billion in 2007. Revenues were lower primarily due to a 60% decrease in the number of home deliveries and an 8% decrease in the average sales price of homes delivered in 2008. New home deliveries, excluding unconsolidated entities, decreased to 3,437 homes in the first quarter of 2008 from 8,566 homes last year. In the first quarter of 2008, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2007. The average sales price of homes delivered decreased to $278,000 in the first quarter of 2008 from $303,000 in the same period last year, due to reduced pricing and higher sales incentives offered to homebuyers ($48,000 per home delivered in the first quarter of 2008, compared to $45,500 per home delivered in the same period last year).

Gross margins on home sales excluding SFAS 144 valuation adjustments were $162.9 million, or 17.1%, in the first quarter of 2008, compared to $409.2 million, or 15.6%, in 2007. Gross margin percentage on home sales excluding SFAS 144 valuation adjustments increased compared to last year in the Company’s Homebuilding East and West segments and Homebuilding Other primarily due to the Company’s lower inventory basis and continued focus on reducing construction costs. Gross margins on home sales were $136.7 million, or 14.3%, in the first quarter of 2008, which included $26.2 million of SFAS 144 valuation adjustments, compared to gross margins on home sales of $360.9 million, or 13.8%, in the first quarter of 2007, which included $48.3 million of SFAS 144 valuation adjustments. Gross margins on home sales excluding SFAS 144 valuation adjustments is a non-GAAP financial measure disclosed by certain of the Company’s competitors and has been presented because the Company finds it useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors.

Selling, general and administrative expenses were reduced by $194.4 million, or 53%, in the first quarter of 2008, compared to the same period last year, primarily due to reductions in associate headcount and variable selling expense. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 18.4% in the first quarter of 2008, from 14.1% in 2007, which was primarily due to lower revenues.

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Loss on land sales totaled $26.5 million in the first quarter of 2008, which included $15.5 million of SFAS 144 valuation adjustments and $16.9 million of write-offs of deposits and pre-acquisition costs related to 2,600 homesites under option that the Company does not intend to purchase. In the first quarter of 2007, loss on land sales totaled $26.5 million, which included $13.2 million of SFAS 144 valuation adjustments and $21.0 million of write-offs of deposits and pre-acquisition costs related to 4,000 homesites that were under option.

Equity in loss from unconsolidated entities was $23.0 million in the first quarter of 2008, which included $18.9 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments, compared to equity in loss from unconsolidated entities of $14.2 million in the first quarter of 2007, which included $6.5 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Management fees and other income (expense), net, totaled ($21.8) million in the first quarter of 2008, which included $29.6 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities, compared to management fees and other income (expense), net, of $13.8 million in the first quarter of 2007, net of $2.6 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities.

Minority interest expense, net was $0.2 million and $0.5 million, respectively, in the first quarter of 2008 and 2007.

Sales of land, equity in loss from unconsolidated entities, management fees and other income (expense), net and minority interest expense, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating loss for the Financial Services segment was $9.7 million in the first quarter of 2008, compared to operating earnings of $15.9 million last year. The decline in profitability was primarily due to lower transactions in the segment’s title operations, compared to last year as a result of the overall weakness in the housing market.

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Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $12.1 million, or 26%, in the first quarter of 2008, compared to the same period last year. As a percentage of total revenues, corporate general and administrative expenses increased to 3.3% in the first quarter of 2008, compared to 1.7% in the same period last year, primarily due to lower revenues.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2007. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Thursday, March 27, 2008. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-998-1673 and entering 5932669 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Earnings (Loss) Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended
	February 29, 2008	February 28, 2007
Revenues:
Homebuilding	$993,776	2,663,170
Financial services	69,137	128,910

Total revenues	$1,062,913	2,792,080

Homebuilding operating earnings (loss)	$(109,780)	139,975
Financial services operating earnings (loss)	(9,692)	15,869
Corporate general and administrative expenses	34,822	46,919

Earnings (loss) before provision (benefit) for income taxes	(154,294)	108,925
Provision (benefit) for income taxes	(66,078)	40,302

Net earnings (loss)	$(88,216)	68,623

Average shares outstanding:
Basic	158,204	157,130
Diluted	158,204	158,866

Earnings (loss) per share:
Basic	$(0.56)	0.44

Diluted	$(0.56)	0.43

Supplemental information:
Interest incurred (1)	$38,095	55,721

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs and financial services notes receivable (2):
Earnings (loss) before provision (benefit) for income taxes	$(154,294)	108,925
Interest expense	32,443	47,362
Valuation adjustments and write-offs of option deposits and pre-acquisition costs and financial services notes receivable	107,111	95,876

EBIT before valuation adjustments and write-offs of option deposits and pre- acquisition costs and financial services notes receivable	$(14,740)	252,163

(1)	Amount represents interest incurred related to homebuilding debt, which is primarily capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs and financial services notes receivable is a non-GAAP financial measure derived by adding back interest expense, valuation adjustments and write-offs of option deposits and pre-acquisition costs and financial services notes receivable reflected in earnings (loss) before provision (benefit) for income taxes. This financial measure has been presented because the Company finds it useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Information

(In thousands)

(unaudited)

	Three Months Ended
	February 29, 2008	February 28, 2007
Revenues:
Sales of homes	$953,066	2,622,491
Sales of land	40,710	40,679

Total revenues	993,776	2,663,170

Costs and expenses:
Cost of homes sold	816,371	2,261,595
Cost of land sold	67,160	67,145
Selling, general and administrative	175,018	369,426

Total costs and expenses	1,058,549	2,698,166

Gain on recapitalization of unconsolidated entity	—	175,879
Equity in loss from unconsolidated entities	22,980	14,205
Management fees and other income (expense), net	(21,793)	13,841
Minority interest expense, net	234	544

Operating earnings (loss)	$(109,780)	139,975

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LENNAR CORPORATION AND SUBSIDIARIES

Valuation Adjustments and Write-offs

(In thousands)

(unaudited)

	Three Months Ended
	February 29, 2008	February 28, 2007
SFAS 144 valuation adjustments to finished homes, CIP and land on which the Company intends to build homes:
East	$8,106	19,115
Central	1,779	11,253
West	9,920	17,067
Other	6,424	832

Total	26,229	48,267

SFAS 144 valuation adjustments to land the Company intends to sell to third parties:
East	1,372	9,520
Central	9,297	57
West	4,192	3,500
Other	594	161

Total	15,455	13,238

Write-offs of option deposits and pre-acquisition costs:
East	7,054	13,741
Central	4,344	1,300
West	3,364	3,071
Other	2,090	2,838

Total	16,852	20,950

Company’s share of SFAS 144 valuation adjustments related to assets of unconsolidated entities:
East	4,157	3,832
Central	158	—
West	14,025	2,704
Other	597	—

Total	18,937	6,536

APB 18 valuation adjustments to investments in unconsolidated entities:
East	937	2,641
Central	228	—
West	28,439	—
Other	34	—

Total	29,638	2,641

Financial services write-offs of notes receivable	—	4,244

Total valuation adjustments and write-offs of option deposits and pre-acquisitions costs and financial services notes receivable	$107,111	95,876

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog

(Dollars in thousands)

(unaudited)

	At or for the Three Months Ended
	February 29, 2008	February 28, 2007
Deliveries:
East	1,165	2,599
Central	1,179	3,131
West	924	2,406
Other	328	899

Total	3,596	9,035

Of the total deliveries listed above, 159 represents deliveries from unconsolidated entities for the three months ended February 29, 2008, compared to 469 deliveries in the same period last year.

New Orders:
East	942	2,075
Central	1,061	2,373
West	747	1,865
Other	295	819

Total	3,045	7,132

Of the total new orders listed above, 62 represents new orders from unconsolidated entities for the three months ended February 29, 2008, compared to 354 new orders in the same period last year.

Backlog - Homes:
East	1,568	3,615
Central	756	2,840
West	711	2,450
Other	363	800

Total	3,398	9,705

Of the total homes in backlog listed above, 204 represents homes in backlog from unconsolidated entities at February 29, 2008, compared to 974 homes in backlog at February 28, 2007.

Backlog - Dollar Value:
East	$492,862	1,277,842
Central	174,361	673,062
West	307,071	1,168,050
Other	178,045	330,801

Total	$1,152,339	3,449,755

Of the total dollar value of homes in backlog listed above, $113,865 represents the backlog dollar value from unconsolidated entities at February 29, 2008, compared to $450,701 of backlog dollar value at February 28, 2007.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in the following states:

East:	Florida, Maryland, New Jersey and Virginia
Central:	Arizona, Colorado and Texas
West:	California and Nevada
Other:	Illinois, Minnesota, New York, North Carolina and South Carolina

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(unaudited)

	February 29, 2008	February 28, 2007

Homebuilding debt	$2,279,497	2,581,494
Stockholders’ equity	3,680,898	5,774,981

Total capital	$5,960,395	8,356,475

Homebuilding debt to total capital	38.2%	30.9%

Homebuilding debt	$2,279,497	2,581,494
Less: Homebuilding cash	1,088,141	263,746

Net homebuilding debt	$1,191,356	2,317,748

Net homebuilding debt to total capital (1)	24.5%	28.6%

(1)	Net homebuilding debt to total capital consists of net homebuilding debt (homebuilding debt less homebuilding cash) divided by total capital (net homebuilding debt plus stockholders’ equity).